CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of Vanguard New York Tax-Free Funds of our report dated January 19, 2022, relating to the financial statements and financial highlights which appear in Vanguard New York Municipal Money Market Fund and Vanguard New York Long-Term Tax-Exempt Fund Annual Reports on Form N-CSR for the year ended November 30, 2021.  We also consent to the references to us under the heading “Financial Highlights” in the Prospectus and under the heading “Financial Highlights”, “Financial Statements” and “Service Providers—Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, PA

March 29, 2022